Exhibit 10.2
SEPARATION AGREEMENT
          SEPARATION AGREEMENT dated the 12th day of December, 2010 (the “Termination Date”), between VALEANT PHARMACEUTICALS INTERNATIONAL, INC. (the “Corporation”), BIOVAIL LABORATORIES INTERNATIONAL SRL (“BLS”) and WILLIAM M. WELLS (“Mr. Wells”).
          WHEREAS Mr. Wells is serving as Non-Executive Chairman of the Corporation and as President and Chairman of BLS, pursuant to an Agreement entered into on June 20, 2010 (the “2010 Agreement”);
          WHEREAS the parties have agreed that Mr. Wells’ employment with BLS shall terminate, and he will cease to serve as President and Chairman of BLS, effective as of the Termination Date;
          WHEREAS, concurrently with the execution of this Separation Agreement, Mr. Wells will be executing a resignation letter, resigning from his positions as officer and director/manager of BLS and the other Barbados-based subsidiaries of the Corporation;
          WHEREAS as a result of his ceasing to serve as President and Chairman of BLS, Mr. Wells will be entitled to receive certain payments and benefits provided for in the 2010 Agreement;
          WHEREAS the Corporation, BLS and Mr. Wells desire to enter into this Separation Agreement (this “Agreement”) to set forth the parties’ agreement as to Mr. Wells’ entitlements and continuing obligations as a consequence of his termination of employment with BLS.
          NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree as follows:
1.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the 2010 Agreement.
2.	End of Transition Period. The parties agree that, effective immediately, the Transition Period is ended, Mr. Wells’ employment as President and Chairman of BLS shall terminate, and Mr. Wells shall cease to have any obligations to perform Transition Services.
3.	Remuneration Upon Termination. The parties acknowledge that as a result of Mr. Wells’ termination of employment with BLS:

(a)	BLS shall pay Mr. Wells previously unpaid amounts in respect of the Transition Services Fee attributable to Transition Services rendered through the Termination Date;

(b)	pursuant to Section 5.02 of the 2010 Agreement, and subject to Mr. Wells executing the general release of claims attached hereto as Annex A (the “Release”) within 21 days following the date hereof, and the applicable revocation period elapsing without Mr. Wells revoking the Release, BLS shall pay Mr. Wells a lump sum amount equal to the excess of $860,000 over the aggregate amount of the Transition Services Fee previously paid to Mr. Wells (including any amount paid pursuant to paragraph (a) above), such amount to be paid within ten days following the execution of the Release (notwithstanding anything to the contrary in Section 5.02 of the 2010 Agreement);

(c)	subject to Mr. Wells executing the Release within 21 days following the date hereof, and the applicable revocation period elapsing without Mr. Wells revoking the Release, BLS shall, to the extent transferable, transfer to Mr. Wells the current lease maintained by BLS for Mr. Wells’ accommodations in Barbados and shall reimburse Mr. Wells (within ten (10) business days of Mr. Wells submitting a request to BLS for reimbursement and less applicable withholding taxes) for the rental fees associated with such lease through the end of the existing lease term; provided, that, if BLS is unable to transfer the lease, BLS will retain the leased property, and pay the rental fees, for use by Mr. Wells through the end of the existing lease term and Mr. Wells will be required to satisfy any taxes owed in respect of the provision of such property.

(d)	subject to Mr. Wells executing the Release within 21 days following the date hereof, and the applicable revocation period elapsing without Mr. Wells revoking the Release, BLS shall transfer to Mr. Wells the automobile used by Mr. Wells in Barbados provided that, prior to the transfer, Mr. Wells satisfies any withholding taxes owed by Mr. Wells in connection with such transfer;

(e)	subject to Mr. Wells executing the Release within 21 days following the date hereof, and the applicable revocation period elapsing without Mr. Wells revoking the Release, BLS shall deliver to Mr. Wells a computer and blackberry device with specifications similar to the specifications of the computer and blackberry device provided by the Corporation for use by Mr. Wells immediately prior to the Termination Date and shall transfer to Mr. Wells the telephone number used by Mr. Wells immediately prior to the Termination Date;

(f)	reimbursement for tax preparation services, as described in Section 5.03(e) of the 2010 Agreement; and

(g)	reimbursement of previously unreimbursed expenses, as described in Section 5.03(h) of the 2010 Agreement.

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Except as set forth in this Section 3, Mr. Wells shall not be entitled to any additional remuneration in connection with his termination of employment with BLS.

4.	Continuing Obligations. Mr. Wells acknowledges that the provisions of Article VIII of the 2010 Agreement shall continue to apply following the Termination Date.
5.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto, including the 2010 Agreement, except as expressly set forth herein; provided that this Agreement shall not affect the terms of any separation agreement entered into on or after the date hereof between the Corporation and Mr. Wells related to Mr. Wells’ positions with the Corporation.

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the sate first set forth above.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ J. Michael Pearson J. Michael Pearson, Chief Executive Officer

BIOVAIL LABORATORIES INTERNATIONAL SRL

By:	/s/ Michel Chouinard

Michel Chouinard, Chief Operating Officer

/s/ William M. Wells

WILLIAM M. WELLS

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ANNEX A
General Waiver & Release
This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Valeant Pharmaceuticals International, Inc. (the “Company”) and William M. Wells (“Employee”).
     Employee Release. Employee, on behalf of himself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE the Company, together with its parents, subsidiaries (including without limitation, Biovail Laboratories International SRL), affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee or which Employee’s heirs, executors administrators, or assigns hereafter ever had, now have, or may have, from the beginning of time to the date Employee executes this Release; provided, however, that the Employee is not releasing any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to the Employee’s right to enforce the terms of this Release and the Severance and General Release Agreement dated November 9, 2010. This general waiver and release does not include any claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected which may come into existence post the date of this Release.
     The claims being waived and released include, without limitation:
          a. any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with the Company;
          b. any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;
          c. all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work;
          d. any and all claims for violation of any state or federal statute or regulation relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable federal, state and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993, the Americans with Disabilities Act,

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the Rehabilitation Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination and Conscientious Employee Protection Act, the California Fair Employment and Housing Act and the California Family Rights Act), the Ontario Employment Standards Act, 2000, Human Rights Code, and Workplace Safety and Insurance Act; and
          e. any and all claims for monetary damages and any other form of personal relief.
     In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.
     In order to waive and release any and all claims against the Releasees, whether or not now known, Employee expressly waives and releases all rights under California Civil Code section 1542 (or under any similar statute in any other jurisdiction) which states (language in parentheses added):
A general release does not extend to claims which the creditor (e.g., Employee) does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor (e.g., the Company).
     The only claims that are not being waived and released by Employee hereunder are claims Employee may have for:
          a. unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;
          b. continuation of existing participation in Company-sponsored group health benefit plans, at Employee’s full expense, under the United States federal law known as “COBRA” and/or under any applicable state counterpart law;
          c. any benefit entitlements that are vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan governed by the United States federal law known as “ERISA;”
          d. stock and/or vested option shares pursuant to the written terms and conditions of Employee’s existing stock option or other equity award grants and agreements, existing as of the Separation Date;
          e. violation of any foreign or United States federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

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          f. any right Employee may have (1) to enforce his rights under this Release, (2) to indemnification as an officer, director or employee of the Company (or any affiliate thereof) pursuant to the articles of incorporation or by-laws (or other governing instruments) of the Company (or any affiliate thereof) and (3) to a gross-up payment under Section 2.03(e) of that certain Biovail Corporation Non-Executive Chairman and Biovail Laboratories International SRL President Agreement by and among the Company, Biovail Laboratories SRL and the Employee dated June 20, 2010 (the “Termination Agreement”) to the extent it is finally determined by a court of competent jurisdiction that section 280G of the Code applies to any payment to which Employee is entitled in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among Valeant Pharmaceuticals International, Biovail Corporation, Biovail Americas Corp., and Beach Merger Corp. dated as of June 20, 2010 (the “Merger”) and that a gross up payment is due (for this purpose, Employee acknowledges that the Company has determined based upon the advice of counsel that, in connection with the Merger, section 280G of the Code does not apply to individuals employed by, or providing service to, Biovail Corporation and its affiliates immediately prior to the Merger but instead applies to individuals employed by, or providing service to, Valeant Pharmaceuticals International and its affiliates immediately prior to the Merger); and
          g. any wrongful act or omission occurring after the date Employee signs this Release.
     Nothing in this Release, prevents or prohibits Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law. However, Employee understands that, because Employee is waiving and releasing all claims “for monetary damages and any other forms of personal relief” through the date upon which Employee signs this Release, Employee may not recover any monetary relief from such a claim and may only seek and receive non-personal forms of relief through any such claim.
     Company General Waiver & Release. The Company, on behalf of itself and its subsidiaries and affiliates, does hereby RELEASE AND FOREVER DISCHARGE the Employee, together with Employee’s heirs, executors, administrators or assigns, of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which the Company ever had, now has, or may have, from the beginning of time to the date the Company executes this Release; provided, however; that the Company and its subsidiaries and affiliates are not releasing any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to (i) the Company’s right to enforce the terms of this Release; or (ii) any illegal or fraudulent conduct by Employee.
     Confidentiality of this Release. Employee agrees, covenants and promises that Employee has not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Release, to any persons with the exception of: (1) members of Employee’s immediate family, Employee’s attorneys, accountants, tax, or financial advisors, each of whom shall be informed of this confidentiality obligation and shall agree to be bound by its terms; (2) to the

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Internal Revenue Service or state or local taxing authority; (3) as is expressly required or protected by law; or (4) in any action to challenge or enforce the terms of this Release provided that such disclosure is protected from public disclosure by an appropriate confidentiality order to the maximum extent permitted by applicable authority. Employee agrees to be liable for any breach of this Paragraph by the individuals identified in clause (1) above. For the avoidance of doubt, the Company agrees to continue to be bound to its obligations pursuant to 8.01 of the Termination Agreement in accordance with the terms thereof.
     No Admission. Nothing about the fact or content of this Release shall considered to be or treated by Employee or the Company as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.
     Consideration & Revocation Periods; Effective Date. Employee acknowledges that (a) the Company has advised him of his right to consult with an attorney prior to signing this Release; (b) he has carefully read and fully understands all of the provisions of this Release, and (c) he is entering into this Release, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration (including, but not limited to, a general release and waiver by the Company and mutual nondisparagement covenant, to which he would not be entitled in the absence of signing this Release). Employee has forty-five (45) calendar days to consider this Release, although he may sign it sooner (“45-day Consideration Period”).
     In addition, for the period of seven (7) calendar days after the date Employee signs this Release (“7-day Revocation Period”), Employee may revoke it by delivering written notice of revocation to the Company by hand-delivery or by facsimile or e-mail transmission using the street, facsimile or e-mail address for the Company stated below.
     Because of this 7-day Revocation Period, this Release will not become effective and enforceable until the eighth calendar day after the date Employee signed it, provided that Employee has delivered Employee’s signed Release to the Company, and Employee did not revoke the Release (“Effective Date”).
     Delivery to the Company. Employee should return this Release, signed by Employee (and any notice of revocation, if applicable) to:
Valeant Pharmaceuticals International, Inc.
7150 Mississauga Road
Mississauga, Ontario
L5N 8M5
Attn: Mark Durham, SVP, Human Resources
     Judicial Interpretation/Modification; Severability. In the event that this Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the Release shall be voidable at the sole discretion of the Company.

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     Changes to Release. No changes to this Release can be effective except by another written agreement signed by Employee and by the Company’s Senior Vice President of Human Resources.
     Complete Agreement. Except for the agreements and benefit plans noted above (including but not limited to the Restrictive Covenants in the Termination Agreement) and the Biovail Corporation Non-Executive Chairman and Biovail Laboratories International SRL President Agreement and the Severance and General Release Agreement entered into with the Employee, this Release, as of the Effective Date, cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Employee and the Company regarding all of the subjects covered by this Release. This Release is the full, complete and exclusive agreement between Employee and the Company regarding all of the subjects covered by this Release, and neither the Employee nor the Company is relying on any representation or promise that is not expressly stated in this Release.

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Dated: December 12, 2010	By:	/s/ J. Michael Pearson J. Michael Pearson, Chief Executive Officer
I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT THE COMPANY HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Dated: December 12, 2010	/s/ William M. Wells
William M. Wells

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